Exhibit 5.2

Fasken Martineau DuMoulin LLP	www.fasken.com
Barristers and Solicitors
Patent and Trade-mark Agents
66 Wellington Street West

Suite 4200, Toronto Dominion Bank Tower Box 20, Toronto-Dominion Centre Toronto, Ontario, Canada M5K 1N6
416 366 8381 Telephone
416 364 7813 Facsimile
May 14, 2007
Gold Reserve Inc.
926 West Sprague Avenue
Spokane, WA 88201
USA
Dear Sirs/Mesdames:
Re:  Gold Reserve Inc. (the “Issuer”)
We hereby consent to the references to our firm name on the cover page and under the headings “Legal matters”, “Names and interests of experts”, “Enforcement of civil liabilities” and “Certain Canadian income tax considerations”, and to the use of our opinions under the heading “Certain Canadian income tax considerations”, in each case in the prospectus filed as part of the registration statement on Form F-10 (File No. 333-142656) of the Issuer in connection with the offering of senior subordinated convertible notes of the Issuer. In giving this consent we do not admit that we come within the category of persons whose consent is required by the U.S. Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.
Yours truly,
/s/ Fasken Martineau DuMoulin LLP
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